Exhibit 99.1
News Release

CONTACT:	FOR IMMEDIATE RELEASE
Monica Levy
414-524-2695
Monica.J.Levy@jci.com
Johnson Controls Forecast Double-Digit Earnings Growth for 2007
MILWAUKEE, WISCONSIN, October 9, 2006 ... Johnson Controls, Inc. (JCI) today forecast that revenue growth and margin expansion would enable it to achieve earnings of approximately $6.00 per share for fiscal 2007, an increase of 14% over 2006.
Johnson Controls, an industrial company that continues to diversify its businesses and markets, also said that it expects sales for 2007 to increase to approximately $34 billion.
“Johnson Controls continues to perform as a diversified growth company, generating consistently strong earnings growth,” said John M. Barth, Johnson Controls Chairman and Chief Executive Officer. “Our positive outlook for 2007 is driven by substantial growth and acquisition synergies in our Building Efficiency business; market share gains for our Power Solutions business; and, market diversification and operational strength in our Interior Experience business.
“With our strong financial position, we plan to take advantage of new growth opportunities to strengthen the company’s leadership positions across multiple markets and geographic regions. Johnson Controls’ focus on our customers enables us to integrate technologies, products and services that make our workplaces, vehicles and homes more comfortable, efficient, safe and sustainable,” said Mr. Barth.
Notable achievements of 2006 include:
–	The successful acquisition and integration of York International,

–	Significant cost structure improvements to align the company’s capabilities with higher growth markets,

–	Introduction of more energy-efficient HVAC and smart automotive products, and

–	Receipt of its first order for lithium-ion batteries for hybrid vehicles.
The company said that it anticipates strong year-over-year earnings comparisons for the second, third and fourth quarters of 2007. Interior Experience results will be negatively impacted during the first quarter, when automakers have scheduled unusually steep vehicle production cuts to reduce domestic inventories. Despite this headwind, the company forecasted diluted earnings per share for the first quarter of approximately $.80 to $.85 per share compared with last year’s $.86 which included an $.08 tax benefit. Johnson Controls added that, on a full year basis, its anticipated effective income tax rate will rise to 23% from 21% for 2006.

Mr. Barth also said that the company is comfortable with its targets for double-digit sales and earnings growth beyond 2007 due to anticipated market share gains, bolt-on acquisitions, and margin expansion by each of its three businesses.
Johnson Controls confirmed its guidance for the fourth quarter of 2006 of $1.86-$1.91 earnings per share, an increase of 24-27% from the prior year. For the full-year, 2006 earnings are estimated to be $5.25-$5.30 per share, up approximately 35% from the $3.90 for 2005. Results for 2006 are expected to mark the company’s 60th consecutive year of sales growth and 16th consecutive year of earnings growth.
All earnings per share amounts are from continuing operations.
Johnson Controls is webcasting its 2007 outlook presentation to analysts on October 9, 2006 at 8:30 am Eastern time. Go to www.johnsoncontrols.com to access the webcast. The company will report its financial results for 2006 on October 25, 2006.
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Johnson Controls is a global leader in interior experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI), founded in 1885, is headquartered in Milwaukee, Wisconsin. For additional information, visit http://www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal years 2006 and 2007 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements, including information concerning possible or assumed future risks. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, labor interruptions, the ability to realize acquisition related integration benefits, and the ability to execute on restructuring actions according to anticipated timelines and costs, as well as those factors discussed in the company’s Form 8-K filing (dated October 6, 2006) and the risk factors as filed with the SEC January 9, 2006, could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.